Exhibit 11

HUGHES COMMUNICATIONS, INC.

STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

In accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share,” the computations of per share amounts included in the accompanying financial statements exclude the effects of dilutive securities in periods when a loss from continuing operations exists or when their inclusion would be anti-dilutive. The tables below are prepared in accordance with Rule 601(b)(11) of Regulation S-K of the Securities and Exchange Act of 1934, as amended.

The following tables set forth the calculation of weighted average shares outstanding for the periods presented:

	Year Ended December 31,
	2006	2005	2004
Basic weighted average common shares outstanding	16,668,591	8,807,237	7,557,948
Effect of anti-dilutive securities:
Options to purchase common stock	-	436,774	360,738

Diluted weighted average common shares outstanding	16,668,591	9,244,011	7,918,686

The following table summarizes information included on the statements of operations for the purpose of net (loss) earnings per share calculations for the periods presented (in thousands):

	Year Ended December 31,
	2006	2005	2004
(Loss) income from continuing operations	$(39,310)	$59,220	$19,126
Loss from discontinued operations	(43)	(956)	(1,960)
Gain on sale of discontinued operations	240	1,061	-

Net (loss) income	(39,113)	59,325	17,166
Cumulative dividends and accretion of convertible preferred stock to liquidation value	(1,454)	(9,969)	(9,918)

Net (loss) income attributable to common stockholders	$(40,567)	$49,356	$7,248

The following table summarizes (loss) earnings per share calculations for the periods presented:

	Year Ended December 31,
	2006	2005	2004
Basic (loss) earnings per common share:
Continuing operations	$(2.44)	$5.59	$1.22
Discontinued operations	0.01	0.01	(0.26)

Basic net (loss) earnings per share	$(2.43)	$5.60	$0.96

Diluted (loss) earnings per common share:
Continuing operations	$(2.44)	$5.33	$1.16
Discontinued operations	0.01	0.01	(0.25)

Net (loss) earnings per share	$(2.43)	$5.34	$0.91

Basic weighted average common shares outstanding	16,668,591	8,807,237	7,557,948

Diluted weighted average common shares outstanding	16,668,591	9,244,011	7,918,685